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                                                               EXHIBIT 4.5.1




                             RALPHS GROCERY COMPANY
                                               Issuer,

                                      and

                    UNITED STATES TRUST COMPANY OF NEW YORK,
                                               Trustee


                             ______________________


                         SECOND SUPPLEMENTAL INDENTURE

                           Dated as of ________, 1995


                             ______________________



                     9% Senior Subordinated Notes due 2003
                   and 9% Series B Senior Subordinated Notes
                                    due 2003





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                 This SECOND SUPPLEMENTAL INDENTURE to the Indenture (as
defined below) (the "Second Supplemental Indenture") is dated as of _________, 1995, and is made by and between Ralphs Grocery Company, a Delaware corporation (the "Company"), and United States Trust Company of New York (the "Trustee").

                                    RECITALS

                 A. Pursuant to an Indenture dated March 30, 1993 (the "Indenture"), between the Company and the Trustee, the Company issued $150,000,000 in aggregate principal amount of 9% Senior Subordinated Notes due 2003 (the "Initial Securities").

                 B. Pursuant to the First Supplemental Indenture to the Indenture dated June 23, 1993, between the Company and the Trustee, the Company consummated an exchange offer for the Initial Securities whereby the Company offered to exchange $1,000 aggregate principal amount of its 9% Series B Senior Subordinated Notes due 2003 (the "Exchange Securities," and together with the Initial Securities, the "Securities").

                 C. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

                 D. The Company has entered into a definitive Agreement and Plan of Merger whereby Food 4 Less Supermarkets, Inc. will be merged with and into Ralphs Supermarkets, Inc. ("RSI"), and immediately thereafter the Company, which is a wholly-owned subsidiary of RSI, will merge with and into RSI and RSI will change its name to Ralphs Grocery Company (together, the "Merger").

                 E. The Merger is a transaction subject to the requirements of Section 801 of the Indenture. In order to permit the Merger under the Indenture, the Company must amend or supplement Section 801 thereof which limits the ability of the Company to consolidate or merge with any other person unless certain conditions are satisfied. The primary purpose of this Second Supplemental Indenture is to permit the Merger and to eliminate substantially all of the restrictive covenants in the Indenture.

                 F. Section 902 of the Indenture provides that with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities, by Act of such Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into one or more indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture.

                 G. The Holders of not less than a majority in principal amount of the Outstanding Securities having given their consent by Act delivered to the Company and the Trustee, and the





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Company having been duly authorized by a Board Resolution, and the Trustee, having received an Opinion of Counsel stating that the execution of this Second Supplemental Indenture is authorized and permitted by the Indenture, execute and deliver this Second Supplemental Indenture pursuant to Article 9 of the Indenture.

                 H. All of the conditions and requirements necessary to make this Second Supplemental Indenture, when duly executed and delivered, a valid, binding agreement, enforceable in accordance with its terms, have been performed and fulfilled.

                 NOW, THEREFORE, it is agreed as follows:

                 1. Pursuant to Section 902 of the Indenture and having received the requisite consents required thereby, the Indenture is amended as follows:

                          a.      The covenant entitled "Limitation on
Indebtedness", set forth in Section 1007 of the Indenture, is hereby deleted in its entirety.

                          b.      The covenant entitled "Limitation on
Restricted Payments", set forth in Section 1008 of the Indenture, is hereby deleted in its entirety.

                          c.      The covenant entitled "Transactions with
Affiliates", set forth in Section 1009 of the Indenture, is hereby deleted in its entirety.

                          d.      The covenant entitled "Limitation on Liens
Securing Subordinated Indebtedness", set forth in Section 1010 of the Indenture, is hereby deleted in its entirety.

                          e.      The covenant entitled "Restrictions on
Preferred Stock of Subsidiaries", set forth in Section 1012 of the Indenture, is hereby deleted in its entirety.

                          f.      The covenant entitled "Limitation on
Dividends and Other Payment Restrictions Affecting Subsidiaries", set forth in
Section 1013 of the Indenture, is hereby deleted in its entirety.

                          g.      Section 801(iii) of the Indenture under the
covenant entitled "Company May Consolidate, etc., Only on Certain Terms" is hereby deleted in its entirety.

                          h.      The following definition is hereby added to
Section 101 of the Indenture:

                 "New Credit Facility" means the senior bank facility pursuant to which Bankers Trust Company has agreed, subject to certain conditions, to provide up to $1,075 million of financing under the Loan Agreement dated __________, 1995.





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                          i.  The following sentence is hereby added to the
definition of "1992 Credit Agreement", set forth in Section 101 of the
Indenture:

                  "The New Credit Facility shall be deemed to constitute a refinancing of the credit facility formed under the 1992 Credit Agreement."

                 2. This Second Supplemental Indenture shall be effective as of the date hereof upon the consummation of the Merger.

                 3. This instrument may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute the instrument by signing such counterpart.

                 IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be signed and acknowledged by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto duly affixed and attested, all as of the day and year first above written.

                                  RALPHS GROCERY COMPANY
[Seal]
Attest:


________________________          ______________________________
                                  By:
                                  Its:

                                  UNITED STATES TRUST COMPANY
                                       OF NEW YORK
[Seal]
Attest:


________________________          ______________________________
                                  By:
                                  Its:





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